EXHIBIT 3.1

AMENDED AND

RESTATED BYLAWS

OF

SUNGARD DATA SYSTEMS INC.

(a Delaware Corporation)

ARTICLE I

OFFICES

The registered office of the Corporation in the State of Delaware shall be located in the City of Wilmington, County of New Castle. The Corporation may establish or discontinue, from time to time, such other offices, within or without the State of Delaware, as the Board of Directors may designate.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of the Meetings. All meetings of stockholders shall be held at such place or places, within or without the State of Delaware, as may from time to time be fixed by the Board of Directors, or as shall be specified in the respective notices, or waivers of notice, thereof.

Section 2. Annual Meeting. The annual meeting of stockholders for the election of Directors and the transaction of other business shall be held on such date and at such place as may be designated by the Board of Directors. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and may transact such other proper business as may come before the meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable law.

Section 3. Special Meetings. A special meeting of the stockholders, or of any class thereof entitled to vote, for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board or the President of the Corporation. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

Section 4. Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, stating the place, date and hour of the meeting, and in the case of a special meeting, stating the purpose or purposes for which the meeting is called, shall be given not less than ten days nor more than sixty days before the date on which the meeting is to be held to each stockholder of record entitled to vote thereat by delivering a notice thereof to him personally or by mailing such notice in a postage prepaid envelope directed to him at his address as it appears on the records of the

Corporation, unless he shall have filed with the Secretary of the Corporation a written request that notices intended for him be directed to another address, in which case such notice shall be directed to him at the address designated in such request. Notice shall not be required to be given to any stockholder who shall waive such notice in writing, whether prior to or after such meeting, or who shall attend such meeting in person or by proxy unless such attendance is for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. List of Stockholders. The Secretary or other officer of the Corporation shall prepare or have prepared before every meeting of stockholders a complete list of the stockholders entitled to vote at the meeting in compliance with the provisions of Delaware law.

Section 6. Quorum. At each meeting of the stockholders, the holders of record of a majority of the issued and outstanding stock of the Corporation entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum for the transaction of business, except where otherwise provided by law, the Certificate of Incorporation or these Bylaws. In the absence of a quorum, any officer entitled to preside at, or act as secretary of, such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be constituted, and thereupon, any business may be transacted at the adjourned meeting that might have been transacted at the meeting as originally called.

Section 7. Conduct of the Meetings. The Chairman of the Board shall preside at all meetings. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside or, in his absence, any officer designated by the Board of Directors. The officer presiding over the meeting of stockholders may establish such rules and regulations for the conduct of the meeting as he may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting.

Section 8. Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto) provided pursuant to Section 4 of Article II, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 8 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (A)(1)(c) of this Section 8, (a) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and (b) any such proposed business other than the nominations of persons for election to the Board of Directors must be a proper subject for action by stockholders under the laws of the State of Delaware and any other applicable law. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not less than 120 days nor more than 150 days before the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting (provided, however, that in the event that the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than 150 days prior to the date of the current year’s annual meeting and not later than the later of 120 days prior to the date of such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this paragraph (A)(2).

(3) A stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such regulation is then in effect, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Certificate of Incorporation or Bylaws of the Corporation, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and (iv) any direct or indirect material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Corporation which are held of record and beneficially owned by such stockholder and such beneficial owner, if any, and (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nominate the individual(s) specified in the stockholder’s notice. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the independence of such proposed nominee and his or her eligibility to serve as a director of the Corporation.

(B) Special Meetings of Stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder gives notice in the form set forth in paragraph (A)(3) of this Section 8, which notice shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this paragraph (B).

(C) General.

(1) Except as otherwise provided by law, the chairman of a meeting of stockholders shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in compliance with this Section 8 and (b) if any proposed nomination or business is determined not to be made or proposed in compliance with this Section 8, to declare that such nomination shall be disregarded or that such proposed business shall not be considered at the meeting. The chairman’s determination shall be conclusive and binding on all stockholders of the Corporation. Notwithstanding the foregoing provisions of this Section 8, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders to present a nomination or to propose business, such nomination shall be disregarded and such proposed business shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(2) For purposes of this Section 8, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 8, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 8. Nothing in this Section 8 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 9. Voting. Every stockholder of record who is entitled to vote shall at every meeting of the stockholders be entitled to one vote for each share of stock held by him on the record date; except, however, that shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of the directors of such other corporation is held by the Corporation, shall neither be entitled to vote nor counted for the quorum purposes. Nothing in this Section shall be construed as limiting the right of the Corporation to vote its own stock held by it in a fiduciary capacity. At all meetings of the stockholders at which a quorum is present, all matters shall be decided by majority vote of the shares of the stock present in person or by proxy and entitled to vote thereon, except as otherwise required by law or the Certificate of Incorporation, and except that at all meetings of the stockholders at which Directors are to be elected, a plurality of the votes cast thereat shall elect Directors. The vote on all elections of Directors shall be by written ballot, and upon demand of any stockholder, the vote on any other question before the meeting shall be by ballot or otherwise as determined by the chairman of the meeting. On a vote by written ballot, each ballot shall be signed by the stockholder voting, or in his name by his proxy, if there be such proxy, and shall state the number of shares voted by him and the number of votes to which each share is entitled.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting shall have the right to do so either in person or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be valid after the expiration of three years from the date thereof unless the proxy provides for a longer period.

Section 11. Action without a Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE III

BOARD OF DIRECTORS

Section 1. Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 2. Election and Term. Except as otherwise provided by law, Directors shall be elected at the annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until their successors are elected and qualify, or until they sooner die, resign or are removed. At each meeting of stockholders at which Directors are elected, the persons receiving a plurality of the votes cast shall be the Directors.

Section 3. Number. The number of Directors shall be such number as shall be determined from time to time by the Board of Directors.

Section 4. Quorum and Manner of Acting. Unless otherwise provided by law, the presence of a majority of the members of the whole Board of Directors shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the Directors present may adjourn the meeting from time to time until the quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of Directors at which a quorum is present, all matters shall be decided by the affirmative vote of the majority of the Directors present, except as otherwise required by law. The Board of Directors may hold its meetings at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine or as shall be specified in the respective notices, or waivers of notice, thereof.

Section 5. Organization Meeting. Immediately after each annual meeting of stockholders for the election of the Directors, the Board of Directors shall meet at the place of the annual meeting of the stockholders for the purpose of organization, the election of officers and the transaction of other business. Notice of such meeting need not be given. If such meeting is held at any other time or place, notice thereof must be given as hereinafter provided for special meetings of the Board of Directors, subject to the execution of a waiver of the notice thereof signed by, or the attendance at such meeting of, all Directors who may not have received such notice.

Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held, without notice, at such time and place, within or without the State of Delaware, as shall from time to time be determined by resolution of the Board of Directors. At such meetings, the Board of Directors may transact such business as may be brought before the meeting.

Section 7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the Chief Executive Officer or the President or by a majority of the Directors. Notice of each such meeting shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, at least twenty-four (24) hours before the date and time of the meeting, or sent in writing to each Director either by first class mail, charges prepaid, at least three days before the date of the meeting or by a reputable overnight delivery service, at least two days before the date of the meeting. Each such notice shall state the time and place of the meeting and, as may be required, the purposes thereof. Notice of any meeting of the Board of Directors need not be given to any Director if he shall sign a written waiver thereof either before or after the time stated therein for such meeting, or if he shall be present at the meeting. Unless limited by law, the Certificate of Incorporation, these Bylaws or terms of the notice thereof, any and all business may be transacted at any meeting even though no notice shall have been given.

Section 8. Removal of Directors. Any Director or the entire Board of Directors may be removed, with or without cause, by action of the holders of record of the majority of the shares of the Corporation then entitled to vote at an election of the directors present in person or by proxy at a meeting of the holders of such stock, and the vacancy or vacancies in the Board of Directors caused by any such removal may be filled by action of such a majority at such meeting or at any subsequent meeting.

Section 9. Resignations. Any Director of the Corporation may resign at any time by giving notice to the Chairman of the Board, the President, the Secretary of the Corporation or any committee to which the Board has delegated the authority to accept resignations. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and acceptance of such resignation shall not be necessary to make it effective.

Section 10. Vacancies. Any newly created directorships or vacancies occurring in the Board by reason of death, resignation, retirement, disqualification or removal, with or without cause, may be filled by a majority of the directors then in office though less than a quorum. Any Director so chosen, whether selected to fill a vacancy or elected to a new directorship, shall hold office until the next meeting of stockholders at which an election of directors is in the regular order of business, and until his successor has been elected and qualifies, or until he sooner dies, resigns or is removed.

Section 11. Compensation of Directors. No Director shall be entitled to any salary as such, but Directors shall be entitled to such compensation for their services, in the form of cash or equity of the Corporation, or a combination thereof, as may be approved by the Board of Directors from time to time, including, if so approved, reasonable annual fees and reasonable fees for attending meetings of the Board of Directors and meetings of any committee of the Board of Directors. Directors may also be reimbursed by the Corporation for all reasonable expenses incurred in traveling to and from any such meetings. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 12. Action without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if written consent thereto is signed or transmitted electronically by all members of the Board, and such written consent is filed with the minutes or proceedings of the Board.

Section 13. Telephonic Participation in Meetings. Any member of the Board of Directors, or any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meetings.

ARTICLE IV

COMMITTEES

Section 1. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution and permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and the affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 2. Appointment of Additional Members to Committees. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified members.

ARTICLE V

OFFICERS

Section 1. Principal Officers. The Board of Directors shall elect, if and when designated by the Board of Directors, a Chairman of the Board, a Chief Executive Officer, a President, a Secretary and a Treasurer, and may in addition elect one or more Vice Presidents and such other officers as it deems fit; the Chairman of the Board, the Chief Executive Officer, the President, the Secretary, the Treasurer, the Vice Presidents, if any, being the principal officers of the Corporation. One person may hold, and perform the duties of, any two or more of the said offices.

Section 2. Election and Term of Office. The principal officers of the Corporation shall be elected annually by the Board of Directors at the organization meeting thereof. Each such officer shall hold office until his successor shall have been elected and shall qualify, or until his earlier death, resignation or removal.

Section 3. Other Officers. In addition, the Board may elect, or the Chairman of the Board or President may appoint, such other officers as they deem fit. Any such other officers chosen by the Board of Directors shall be subordinate officers and shall hold office for such period, have such authority and perform such duties as the Board of Directors, the Chairman of the Board or the President may from time to time determine.

Section 4. Removal. Any officer may be removed, either with or without cause, at any time, by resolution adopted by the Board of Directors at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, at which a quorum is present.

Section 5. Resignations. Any officer may resign at any time by giving written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein, and the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Vacancies. A vacancy in any office may be filled for the unexpired portion of the term in the manner prescribed in these Bylaws for election or appointment to such office for such term.

Section 7. Chairman of the Board. The Chairman of the Board shall have general powers and duties of supervision and management usually vested in the office of the chairman of the board of a corporation. The Chairman of the Board of Directors shall preside, if present, at all meetings of the Board of Directors and at all meetings of the stockholders. He shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors.

Section 8. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general supervision, direction and control of the business of the Corporation. He shall, in the absence of the Chairman, preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall have such other powers and be subject to such other duties as the Board of Directors or the Chairman of the Board may from time to time assign.

Section 9. President. Unless some other officer has been elected Chief Executive Officer, the President shall be the chief executive officer of the Corporation with the powers and duties set forth in Section 8 of Article V. If a Chief Executive Officer has been elected, the President shall have such powers and shall perform such duties as shall be assigned to him by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

Section 10. Vice President. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

Section 11. Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation. He shall exhibit at all reasonable times his books of account and records to any of the Directors of the Corporation upon application during business hours at the office of the Corporation where such books and records shall be kept; when requested by the Board of Directors, he shall render a statement of the condition of the finances of the Corporation at any meeting of the Board or at the annual meeting of stockholders; he shall receive, and give receipt for, moneys due and payable to the Corporation from any source whatsoever; in general, he shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The Treasurer shall give such bond, if any, for the faithful discharge of his duties as the Board of Directors may require.

Section 12. Secretary. The Secretary, if present, shall act as secretary at all meetings of the Board of Directors and of the stockholders and keep the minutes thereof in a book or books to be provided for that purpose; he shall see that all notices required to be given by the Corporation are duly given and served; he shall have charge of the stock records of the corporation, he shall see that all reports, statements and other documents required by law are properly kept and filed; and in general he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

ARTICLE VI

INDEMNIFICATION

Section 1. Mandatory Indemnification. The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or of any of its subsidiaries, or is or was serving at the request of the Corporation or any of its subsidiaries, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 2. Optional Indemnification. In all situations in which indemnification is not mandatory under Section 1 of this Article VI, the Corporation may, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it is empowered to indemnify pursuant thereto.

Section 3. Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any statute, law, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 4. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII

SHARES AND THEIR TRANSFER

Section 1. Certificate for Stock. Every stockholder of the Corporation shall be entitled to a certificate or certificates, to be in such form as the Board of Directors shall prescribe, certifying the number of shares of the capital stock of the Corporation owned by him. No certificates shall be issued for partly paid shares.

Section 2. Stock Certificate Signature. The certificates for such stock shall be numbered in the order in which they shall be issued and shall be signed by the Chairman of the Board or the President and the Secretary or Treasurer of the Corporation and its seal shall be affixed thereto. If such certificate is countersigned (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, the signatures of such officers of the Corporation may be facsimiles. In case any officer of the Corporation who has signed, or whose facsimile signature has been placed upon, any such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

Section 3. Stock Ledger. A record shall be kept by the Secretary or by any other officer, employee or agent designated by the Board of Directors of the name of each person, firm or corporation holding capital stock of the Corporation, the number of shares represented by, and the respective dates of, each certificate for such capital stock, and in case of cancellation of any such certificate, the respective dates of cancellation.

Section 4. Registrations of Transfers of Stock. Registrations of transfers of shares of the capital stock of the Corporation shall be made on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer clerk or a transfer agent appointed as provided in Section 5 of this Article VII, and on surrender of the certificate or certificates for such shares properly endorsed, with such proof of authenticity of the signature as the Corporation or its agents may reasonably require, and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

Section 5. Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with the Certificate of the Incorporation or these Bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. It may appoint, or authorize any principal officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates of stock to bear the signature or signatures of any of them.

Section 6. Lost, Stolen, Destroyed or Mutilated Certificates. Before any certificates for stock of the Corporation shall be issued in exchange for certificates which shall become mutilated or shall be lost, stolen, or destroyed, proper evidence of such loss, theft, mutilation or destruction shall be furnished to the Corporation, and if required by the Board of Directors, the owner of the lost, stolen or destroyed certificate, or his legal representatives, shall be required to give the Corporation a bond sufficient to indemnify the Corporation against any claim made against it on account of the alleged loss, theft or destruction of any such certificate.

Section 7. Record Dates. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect to any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a date as a record date for any such determination of stockholders. Such record date shall not be more than sixty nor less than ten days before the date of such meeting, nor shall it be more than sixty days prior to any other action.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 1. Corporate Seal. The Board of Directors shall provide a corporate seal, which shall be in the form of a circle and shall bear the name of the Corporation and words and figures showing that it was incorporated in the State of Delaware in the year 1982. The Secretary shall be the custodian of the seal. The Board of Directors may authorize a duplicate seal to be kept and used by any other officer.

Section 2. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person on behalf of the Corporation to attend, vote and grant proxies to be used at any meeting of stockholders of any corporation (except the Corporation) in which the Corporation may hold stock.

Section 3. Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor, at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend, there may be set apart out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

Section 4. Emergency Bylaws. In the event of any emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provisions shall be in effect, notwithstanding any other provisions of these Bylaws:

(a)	A meeting of the Board of Directors or of any committee thereof may be called by any officer or director upon one hour’s notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

(b)	The director or directors in attendance at the meeting of the Board of Directors or of any committee thereof shall constitute a quorum; and

(c)	These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the directors attending any meeting of the Board of Directors, provided such amendment or repeal shall only be effective for the duration of such emergency.

Section 5. Severability. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

ARTICLE IX

AMENDMENTS OR REPEAL

Section 1. Amendments or Repeal. These Bylaws of the Corporation may be altered, amended or repealed, in whole or in part, by the Board of Directors at any regular or special meeting of the Board of Directors or by the affirmative vote of the holders of record of a majority of the issued and outstanding stock of the Corporation present in person or by proxy at a meeting of holders of such stock and entitled to vote thereon; provided, however, that notice of the proposed alteration, amendment or repeal is contained in the notice of such meeting. Bylaws, whether made or altered by the stockholders or by the Board of Directors, shall be subject to alteration or repeal by the stockholders as provided in this Section 1.

Section 2. Recording Amendments and Repeals. The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date of each such amendment or repeal and a notation of whether such amendment or repeal was adopted by the Board of Directors or the stockholders.

ARTICLE X

APPROVAL OF AMENDED BYLAWS AND

RECORD OF AMENDMENTS AND REPEALS

Section 1. Approval and Effective Date. These Bylaws have been approved as the Bylaws of the Corporation this 31st day of January, 1986 and shall be effective as of said date.

Section 2. Amendments or Repeals.

Section Involved	Date Amended or Repealed	Approved By
Article II, Section 9	March 30, 1999	Board of Directors

Article III, Section 3	August 11, 1999	Board of Directors

Article III, Section 3	November 15, 1999	Board of Directors

Article II, Sections 4 and 10	August 18, 2000	Board of Directors

Article III, Sections 3, 7, 11 and 13	August 18, 2000	Board of Directors

Article V, Sections 1 and 8	August 18, 2000	Board of Directors

Article II, Sections 3 and 8	June 18, 2004	Board of Directors

Article III, Section 2, 4, 8, 9 and 12	June 18, 2004	Board of Directors

Article IX, Section 1	June 18, 2004	Board of Directors